EXHIBIT 10.1

AMENDMENT NO. 1
TO CREDIT AGREEMENT
AND LIMITED WAIVER

This Amendment No. 1 to Credit Agreement and Limited Waiver dated as of February 8, 2023 (the “Agreement”) is among WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender (the “Lender”), BROADWIND, INC., a Delaware corporation (“Company”) and certain Subsidiaries of the Company from time to time party to the Credit Agreement as Borrowers (together with Company, “Borrowers” and each a “Borrower”) and certain Subsidiaries of the Company from time to time party to the Credit Agreement as Guarantors (collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers, the “Loan Parties” and each a “Loan Party”).

The Lender and the Loan Parties are party to a Credit Agreement dated as of August 4, 2022 (as amended, restated, supplemented, or otherwise modified before the date of this Agreement, the “Credit Agreement”).

An Event of Default has occurred and is continuing under Section 8.1(b) of the Credit Agreement as a result of a breach of Section 7.2 of the Credit Agreement due to the minimum EBITDA for the period ended December 31, 2022 being less than $2,500,000 (the “Existing Event of Default”). Borrowers have requested that Lender waive the Existing Event of Default, and Lender is willing to waive the Existing Event of Default, subject to the terms of this Agreement.

The Lender and the Loan Parties also desire to modify the Credit Agreement in certain respects as set forth in this Agreement.

The parties therefore agree as follows:

1.    Definitions. Defined terms used but not defined in this Agreement are as defined in the Credit Agreement.

2.    Limited Waiver.

(a)    In reliance upon the representations of the Loan Parties set forth in Section 4, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5, Lender hereby waives the Existing Event of Default.

(b)    The waiver set forth in this Section 2 does not affect the continued legality, validity, and binding effect of the Credit Agreement or any other Loan Document. The Credit Agreement and other Loan Documents continue to be fully enforceable in each case, except as expressly provided in this Agreement. The waiver set forth in this Section 2 is specifically limited in time and scope to the Existing Event of Default and does not extend or apply to any other default, event, or occurrence in existence as of the date of this Agreement or arising after the date of this Agreement. In addition, the waiver set forth in this Section 2 does not constitute or establish (and are not to be deemed to constitute or establish) a custom or a practice on the part of Lender and does not prejudice any rights of Lender in respect of any other Default or Event of Default in existence as of the date of this Agreement or arising after the date of this Agreement. Except to the extent expressly set forth in this Agreement, this Agreement does not constitute a modification or alteration of the terms, conditions, or covenants of the Credit Agreement or any other Loan Document or a waiver, release, or limitation upon the exercise by Lender of any of its rights, legal or equitable, under this Agreement, the Credit Agreement, or any other Loan Document.

3.    Amendments to Credit Agreement. Subject to the satisfaction of each of the conditions to effectiveness set forth in Section 5 of this Agreement, the parties hereto agree as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended to add the following new defined terms in their proper alphabetical order:

““Advanced Deposit” has the meaning ascribed to such term in the definition of Advanced Deposit Overage.

“Advanced Deposit Customer” has the meaning ascribed to such term in the definition of Advanced Deposit Overage.

“Advanced Deposit Overage” means, with respect to any account debtor which has provided a Borrower with a deposit or other advanced payment prior to completion and delivery of the goods and/or rendering of services ordered by such account debtor which has not yet been applied as payment upon completion of such order (an “Advanced Deposit” and such account debtor, an “Advanced Deposit Customer”), the lesser of (x) the amount by which such Advanced Deposit exceeds the sum of accounts owing by such Advanced Deposit Customer which are excluded from being Eligible Accounts under clause (i) of the definition thereof and (y) the Gross Availability of Advanced Deposit Inventory applicable to such Advanced Deposit Customer.

“Advanced Deposit Reserve” means a Reserve established by Lender in its Permitted Discretion in an amount equal to the sum of the Advanced Deposit Overage for all Advanced Deposit Customers.

“Gross Availability” means, as of any date of determination, the sum of (a) the Borrowing Base plus (b) any Reserves deducted in computing the Borrowing Base.

“Gross Availability of Advanced Deposit Inventory” means, as of any date of determination, for any particular Advanced Deposit Customer, the Gross Availability attributable to the Eligible Finished Goods Inventory, Eligible In-Transit Inventory and Eligible Work-in-Process Inventory included in the Borrowing Base which has been purchased by any Borrower for the purpose of completing an order or project for such Advanced Deposit Customer.”

(b)    The definitions of “Reserves” and “Special Reserve Release Date” in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

““Reserves” means, as of any date of determination, the Special Reserve, the Advanced Deposit Reserve, any reserve established pursuant to Section 2.4(d)(iii) and those other reserves that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to (a) sums that any Loan Party is required to pay under any Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Lender likely would be pari passu or have a priority superior to Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral), (c) estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition and import of Eligible In-Transit Inventory and estimated reclamation claims of unpaid sellers of Eligible In-Transit Inventory and (d) obligations in respect of Bank Products.

“Special Reserve Release Date” means the first date following the end of the monthly period ended January 31, 2024 on which each of the following requirements are met: (i) no Default or Event of Default shall have occurred and be continuing, (ii) Borrowers are in compliance with Fixed Charge Coverage Ratio covenant set forth in Section 7 and (iii) Lender has received a Compliance Certificate signed by a Authorized Person in accordance with Section 5.01 and Schedule 5.01 accompanied by all financial statements required by Section 5.01 and Schedule 5.01 for the most recently completed month.”

(c)    Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.1          Fixed Charge Coverage Ratio. Commencing with the 12 consecutive fiscal month period ending January 31, 2024 and thereafter, Administrative Borrower shall have a Fixed Charge Coverage Ratio, determined for the most recently ended 12 consecutive fiscal months of Administrative Borrower for which Lender has received financial statements of not less than the ratio set forth in the following table for the applicable period set forth opposite thereto:

Fixed Charge Coverage Ratio	Applicable Period
1.0 to 1.0	For each twelve-month period ending January 31, 2024 through and including June 30, 2024
1.1 to 1.0	For each twelve-month period ending thereafter”

(d)    Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.2         Minimum EBITDA. Borrowers shall achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$1,921,000	For the twelve-month period ending March 31, 2023
$3,661,000	For the twelve-month period ending June 30, 2023
$5,876,000	For the twelve-month period ending September 30, 2023
$9,929,000	For the twelve-month period ending December 31, 2023

4.    Representations. To induce Lender to enter into this Agreement, Loan Parties hereby represent to Lender as follows:

(a)    that each Loan Party is duly authorized to execute and deliver this Agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended by this Agreement, and to perform its obligations under the Credit Agreement, as amended by this Agreement;

(b)    that the execution and delivery of this Agreement and the performance by each Loan Party of its obligations under the Credit Agreement, as amended by this Agreement, do not and will not (i) violate any provision of Federal, State, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, except in each case, violations which would not reasonably be expected to have a Material Adverse Effect, (ii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iii) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect;

(c)    that the Credit Agreement, as amended by this Agreement, is the legally valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(d)    that the representations and warranties set forth in Section 4 of the Credit Agreement, as amended by this Agreement, are true and correct in all material respects (but if any representation or warranty is by its terms qualified by concepts of materiality, that representation or warranty is true and correct in all respects), in each case with the same effect as if such representations and warranties had been made on the date of this Agreement, with the exception that all references to the financial statements mean the financial statements most recently delivered to Lender except for such changes as are specifically permitted under the Credit Agreement and except to the extent that any such representation or warranty expressly relates to an earlier date; and

(e)    that as of the date of this Agreement, after giving effect to the waiver set forth herein, no Default or Event of Default has occurred and is continuing.

5.    Conditions. This Agreement shall become effective as of the date of this Agreement upon the satisfaction of the following conditions:

(a)    that Lender receives this Agreement executed by Lender and Loan Parties; and

(b)    that Lender shall have received payment in immediately available funds of an amendment fee in an amount equal to $25,000, such amendment fee to be for the account of Lender (the amount of which Lender is hereby authorized to charge to the Loan Account on the date the condition in Section 5(a) is satisfied).

6.    Release. Each Loan Party hereby waives and releases any and all current existing claims Loan Parties have or may have had through and including the date of this Agreement, counterclaims, defenses, or set-offs of every kind and nature known to such Loan Party which it has or might have against Lender arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this Agreement, other than as arising in respect of gross negligence or willful misconduct on the part of Lender. Each Loan Party hereby further covenants and agrees not to sue Lender or assert any claims, defenses, demands, actions, or liabilities against Lender known to such Loan Party which occurred prior to or as of the date of this Agreement arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this Agreement, other than as arising in respect of gross negligence or willful misconduct on the part of Lender.

7.    Miscellaneous.

(a)    This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Illinois. Each provision of this Agreement is severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(b)    This Agreement binds Lender and each Loan Party and their respective successors and assigns, and will inure to the benefit of Lender and each Loan Party and the successors and assigns of Lender.

(c)    Except as specifically modified or amended by the terms of this Agreement, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference in this Agreement and in all respects continue in full force and effect. Each Loan Party, by execution of this Agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement and the other Loan Documents.

(d)    Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, will be deemed to refer to the Credit Agreement, as amended by this Agreement.

(e)    This Agreement is a Loan Document. Each Loan Party acknowledges that Lender’s reasonable costs and out‑of‑pocket expenses (including reasonable attorneys’ fees) incurred in drafting this Agreement and in amending the Loan Documents as provided in this Agreement constitute Lender Expenses.

(f)    The parties may sign this Agreement in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages to follow]

The parties are signing this Amendment No. 1 to Credit Agreement as of the date stated in the introductory clause.

LOAN PARTIES:

BROADWIND, INC.,

as Administrative Borrower and a Borrower

By /s/ Thomas Ciccone

Name: Thomas Ciccone

Title: Vice President

BRAD FOOTE GEAR WORKS, INC.,

as a Borrower

By /s/ Thomas Ciccone

Name: Thomas Ciccone

Title: Treasurer

BROADWIND HEAVY FABRICATIONS, INC.,

as a Borrower

By /s/ Thomas Ciccone

Name: Thomas Ciccone

Title: Treasurer

BROADWIND INDUSTRIAL SOLUTIONS, LLC., as a Borrower

By/s/ Thomas Ciccone

Name: Thomas Ciccone

Title: Treasurer

5100 NEVILLE ROAD, LLC.,

as a Guarantor

By: BRAD FOOTE GEAR WORKS, INC.

Its: Manager

By /s/ Thomas Ciccone

Name: Thomas Ciccone

Title: Treasurer

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:         /s/ Laura Wheeland
Name:         Laura Wheeland
         Its Authorized Signatory